Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY’S SECOND QUARTER 2019 HIGHLIGHTS CAPITAL EFFICIENCY GAINS
Full-year capital and operating expense guided lower

HOUSTON (August 2, 2019) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or the "Company”) today announced second quarter 2019 financial and operating results. Highlights include:

•	Organic capital expenditures funded by Noble Energy totaled $618 million, below the low end of guidance.

•	U.S. onshore well costs have been reduced more than 15% in both the DJ and Delaware Basins as compared to the fourth quarter 2018.

•	Offshore spend continues to trend below budget, primarily due to strong project execution at Leviathan.

•	Unit production costs totaled $8.19 per BOE, below guidance, driven by U.S. onshore cost reductions and onshore and offshore production outperformance.

•	Total Company sales volumes of 349 MBoe/d and U.S. onshore volumes of 263 MBoe/d exceeded guidance. Total oil volumes of 130 MBbl/d and U.S. onshore oil of 117 MBbl/d were also above plan.

•	Quarterly production records were established for both the DJ and Delaware Basins.

•	Mustang IDP production in the DJ Basin reached more than 51 MBoe/d, net, following continued Row 2 development.

•	Delaware Basin production increased nearly 9% from the first quarter 2019.

•	Progressed Leviathan to 88% complete, including finalizing construction of the production decks.

David L. Stover, Noble Energy’s Chairman and CEO, commented, “Noble Energy continues to execute well on its strategy to deliver free cash flow through capital discipline and moderate growth. In the second quarter, capital and operating costs were again below plan, and production was above expectations. I’ve been very pleased with the capital efficiency gains in our U.S. onshore business, and we are delivering on a meaningful production ramp in the third quarter. This onshore momentum, combined with startup of the world-class Leviathan project by the end of the year, will result in a substantial transformation for the Company. Our competitively advantaged portfolio and leading execution capability position Noble Energy to deliver sustainable long-term free cash flow, improve corporate returns and return significant amounts of capital to investors.”

Second Quarter 2019 Results
The Company reported a second quarter net loss attributable to Noble Energy of $10 million, or $0.02 per diluted share. Net income including noncontrolling interest was $8 million. Excluding items impacting comparability, the Company generated an adjusted net loss and adjusted net loss per share(1) attributable to Noble Energy for the quarter of $49 million, or $0.10 per diluted share. Adjusted EBITDAX(1) was $589 million, and cash provided by operating activities was $564 million.

Second quarter 2019 organic capital investments attributable to Noble Energy included $453 million related to U.S. onshore upstream activities and $23 million for midstream activities funded by the Company. Noble Energy also invested $119 million in the Eastern Mediterranean, primarily for the development of the Leviathan project, and $12 million in West Africa.

Revenues for the second quarter 2019 were benefited by strong production performance and realized oil pricing; while, along with the rest of the industry, natural gas pricing and natural gas liquids (NGL) realizations were lower than expected. The Company's U.S. onshore oil price averaged 98% of the West Texas Intermediate index (WTI) price for the quarter and U.S. onshore NGL pricing per barrel averaged 24% of WTI crude. The Company's natural gas price in the U.S. onshore averaged $1.61 per thousand cubic feet (Mcf) before hedge impacts, reflecting increased differentials in the DJ and Delaware Basins. In the second quarter, Noble Energy’s basis hedges for Delaware Basin gas production generated nearly $5 million in additional cash flow or approximately $0.80 per Mcf.

Unit production expenses for the second quarter 2019 were $8.19 per barrel of oil equivalent (BOE), including lease operating expenses, production taxes, gathering and transportation expenses, and other royalty costs. Noble Energy continues to drive U.S. onshore production costs lower through workover and chemical cost optimization and fuel cost savings. Per barrel operating costs also benefited from higher production during the quarter. Depreciation, depletion and amortization was $16.64 per BOE and general and administrative expenses totaled $105 million for the quarter. Marketing and other expenses, including sales and costs of purchased oil and gas, netted to $24 million in the second quarter, primarily reflecting mitigation of firm transportation costs.

Income from equity method investees for the second quarter totaled $16 million, below guidance due to lower than anticipated methanol and LPG pricing. Midstream Services Revenue of $20 million for the quarter was primarily composed of Noble Midstream Partners L.P. gathering revenue from unaffiliated third parties.

The Company’s effective tax rate, after excluding items impacting comparability of earnings to prior periods, was approximately 12%. On this basis, current tax expense was $17 million, resulting from the income generated in West Africa and Israel. Deferred taxes were a benefit of $21 million on this same basis.

The Company ended the second quarter 2019 with $4.4 billion in financial liquidity, including cash and available credit facility.

U.S. Onshore Inflection Point Underway
Well cost reductions in the U.S. onshore business are exceeding the 2019 guidance targets of up to $1 million per well in the DJ Basin and $1.5 million per well in the Delaware Basin. Completion stages performed per day are on average 50 percent higher than in late 2018, contributing to reduced well costs and accelerated first production for new wells. Spud to rig release drilling days continue to improve with the DJ Basin long laterals now below 5 drilling days per well, and in the Delaware Basin, the Company has recently drilled a 10-thousand-foot lateral well in under 17 days.

As a result of these efficiency gains, the Company was able to bring online an additional 17 wells in the first half of the year. Across the U.S. onshore portfolio, the Company operated 6 rigs (2 DJ and 4 Delaware) and drilled 42 wells (26 DJ and 16 Delaware) in the quarter. Noble Energy completed 59 wells (33 DJ, 17 Delaware, 9 Eagle Ford) and commenced production on 77 wells (36 DJ, 25 Delaware, 16 Eagle Ford).

Total sales volumes across the Company’s U.S. onshore assets averaged a record 263 thousand barrels of oil equivalent per day (MBoe/d) in the second quarter 2019. The U.S. onshore assets produced total liquids volumes of 181 thousand barrels per day (MBbl/d) of which oil production was 117 MBbl/d, also a record.

The DJ Basin averaged 145 MBoe/d, up 20% from the second quarter 2018, while continuing to generate operating cash flows in excess of capital expenditures. More than half of the Company’s second quarter 2019 DJ Basin activity was focused in Mustang (55% of wells commencing production), with certain Wells Ranch and East Pony wells also commencing production. Sales volumes from the Company's Delaware Basin assets totaled 64 MBoe/d, up more than 35% from the second quarter 2018. During the quarter, the Company brought online a full section row development (10 wells) in the Calamity Jane lease in late June. Sales volumes from the Eagle Ford totaled 54 MBoe/d for the second quarter 2019, benefiting from accelerated production as the Company delivered 16 wells to first production. These Eagle Ford wells commenced production in June from the Company’s North Gates Ranch area.

July 2019 production for the Company's U.S. onshore assets was approximately 285 MBoe/d, reflecting robust base and new well performance. U.S. onshore oil volumes for July 2019 were estimated to be 125 MBbl/d.

Leviathan Sets Sail with Production on Track for YE 2019
Delivery of the Leviathan project remains on budget and on schedule for first production by the end of 2019. The production decks have left the Gulf Coast fabrication yard for Israel. Due diligence on the EMG Pipeline was completed in the second quarter confirming pipeline integrity and flow capacity. Closing the acquisition of an interest in the EMG Pipeline, which supports sales into Egypt, is targeted in the third quarter 2019.

Second quarter 2019 sales volumes from the Company’s assets in Israel totaled 210 million cubic feet of natural gas equivalent per day. Production was above plan due to high seasonal natural gas demand and lower than planned maintenance. Sales volumes for West Africa averaged 51 MBoe/d, including 13
MBbl/d of crude oil. Production volumes in Equatorial Guinea exceeded sales volumes in the second quarter by 4 MBbl/d and consequently, cargo liftings are expected to increase in the back half of the year. Drilling is ongoing at the Aseng oil field, where an additional development well will come online in the fourth quarter.

Updating Guidance to Reflect Lower Capital and Operating Costs, Higher Volumes
The Company has lowered full-year capital and operating cost expectations due to year-to-date progress on cost initiatives. Full-year capital is now estimated $100 million less than original plan, primarily due to U.S. onshore capital reductions. For the third quarter, Noble Energy expects organic capital expenditures between $600 million and $675 million. As compared to the second quarter, U.S. onshore capital is estimated to be about $75 million lower, with offshore spend planned higher as a result of Leviathan installation and the Aseng development drilling and completion activity.

Unit production expenses continue to trend favorably with full-year guidance lowered $0.15 per BOE.

All three U.S. onshore basins are expected to deliver higher third quarter 2019 volumes sequentially as a result of the count and timing of wells that began production during the second quarter. At the mid-point of guidance, U.S. onshore oil volumes are expected to increase 10 MBbl/d.

Internationally, third quarter 2019 sales volumes are also anticipated to be higher, benefiting from the timing of liquids liftings in West Africa and seasonal demand in Israel. The Company anticipates third quarter volumes to average in the range of 370 to 385 MBoe/d.

Following outperformance in the first half of the year, the Company has raised its full-year 2019 sales volume guidance.

Additional details and updated guidance can be found in the Company’s supplemental presentation on the Company’s website, www.nblenergy.com.

(1)A Non-GAAP measure, please see the respective earnings release schedules included herein for reconciliations.

Webcast and Conference Call Information
Noble Energy, Inc. will host a live audio webcast and conference call at 8:00 a.m. Central Daylight Time on August 2, 2019. The webcast link is accessible on the 'Investors' page at www.nblenergy.com. A replay will be available on the website. Conference call numbers for participation during the question and answer session are:

Toll Free Dial in: 877-883-0383
International Dial in: 412-902-6506
Conference ID: 0526055

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to shareholders. The Company operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment. For more information on how the Company fulfills its purpose: Energizing the World, Bettering People’s Lives®, visit https://www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Park Carrere
(281) 872-3208
Park.Carrere@nblenergy.com

Kim Hendrix
(281) 943-2197
Kim.Hendrix@nblenergy.com

Media Contacts
Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", “plans”, “estimates”, "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events.

Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in other Noble Energy reports on file with the Securities and Exchange Commission. These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.
This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see Noble Energy’s earnings release schedules included herein for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Oil, NGL and Gas Sales	$954	$1,100	$1,891	$2,273
Sales of Purchased Oil and Gas	103	66	177	119
Income from Equity Method Investees	16	49	33	96
Midstream Services Revenues – Third Party	20	15	44	28
Total Revenues	1,093	1,230	2,145	2,516
Operating Expenses
Lease Operating Expense	122	132	273	287
Production and Ad Valorem Taxes	41	50	90	104
Gathering, Transportation and Processing Expense	96	98	198	191
Other Royalty Expense	1	10	4	27
Exploration Expense	33	29	57	64
Depreciation, Depletion and Amortization	528	465	1,036	933
General and Administrative	105	105	207	209
Cost of Purchased Oil and Gas	113	71	200	128
Marketing Expense	14	9	19	16
Other Operating Expense, Net	8	(4)	28	4
Gain on Divestitures, Net	—	(78)	—	(666)
Asset Impairments	—	—	—	168
Firm Transportation Exit Cost	—	—	92	—
Total Operating Expenses	1,061	887	2,204	1,465
Operating Income (Loss)	32	343	(59)	1,051
Other Expense
(Gain) Loss on Commodity Derivative Instruments	(60)	249	152	328
Interest, Net of Amount Capitalized	63	73	129	146
Other Non-Operating Expense, Net	1	11	5	24
Total Other Expense	4	333	286	498
Income (Loss) Before Income Taxes	28	10	(345)	553
Income Tax Expense (Benefit)	20	16	(64)	(15)
Net Income (Loss) and Comprehensive Income (Loss) Including Noncontrolling Interests	8	(6)	(281)	568
Less: Net Income and Comprehensive Income Attributable to Noncontrolling Interests (1)	18	17	42	37
Net (Loss) Income and Comprehensive (Loss) Income Attributable to Noble Energy	$(10)	$(23)	$(323)	$531

Net (Loss) Income Attributable to Noble Energy Per Share of Common Stock
(Loss) Income Per Share, Basic	$(0.02)	$(0.05)	$(0.68)	$1.09
(Loss) Income Per Share, Diluted	$(0.02)	$(0.05)	$(0.68)	$1.09

Weighted Average Number of Shares Outstanding

Basic	478	484	478	485
Diluted	478	484	478	487

(1)
The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 2, 2019.

Schedule 2
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash Flows From Operating Activities
Net (Loss) Income Including Noncontrolling Interests (1)	$8	$(6)	$(281)	$568
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	528	465	1,036	933
Gain on Divestitures, Net	—	(78)	—	(666)
Asset Impairments	—	—	—	168
Firm Transportation Exit Cost	—	—	92	—
Deferred Income Tax Benefit	(1)	(7)	(101)	(164)
(Gain) Loss on Commodity Derivative Instruments	(60)	249	152	328
Net Cash Received (Paid) in Settlement of Commodity Derivative Instruments	1	(65)	15	(93)
Other Adjustments for Noncash Items Included in Income	31	59	59	57
Net Changes in Working Capital	57	(121)	120	(52)
Net Cash Provided by Operating Activities	564	496	1,092	1,079
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(642)	(995)	(1,405)	(1,782)
Acquisitions, Net of Cash Received (2)	—	—	—	(650)
Additions to Equity Method Investments (3)	(144)	—	(415)	—
Proceeds from Divestitures, Net (4)	—	517	123	1,382
Net Cash Used in Investing Activities	(786)	(478)	(1,697)	(1,050)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(58)	(54)	(111)	(102)
Purchase and Retirement of Common Stock	—	(63)	—	(130)
Noble Midstream Services Revolving Credit Facility, Net	140	95	310	445
Revolving Credit Facility, Net	—	—	—	(230)
Commercial Paper Borrowings, Net	240	—	240	—
Repayment of Senior Notes	(9)	(384)	(9)	(384)
Contributions from Noncontrolling Interest Owners	11	(2)	21	331
Proceeds from Issuance of Mezzanine Equity, Net of Offering Costs (5)	—	—	99	—
Other	(30)	(11)	(62)	(51)
Net Cash Provided by (Used in) Financing Activities	294	(419)	488	(121)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	72	(401)	(117)	(92)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period (6)	530	1,022	719	713
Cash, Cash Equivalents, and Restricted Cash at End of Period (7)	$602	$621	$602	$621

(1)
The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. For the three and six months ended June 30, 2019, net (loss) income includes net income attributable to noncontrolling interests in NBLX.

(2)	Acquisitions, net of cash received, related to 100 percent of the acquisition of Saddle Butte Rockies Midstream, LLC by NBLX.

(3)	Additions relate primarily to investments in EPIC Y-Grade, LP, EPIC Crude Holdings, LP and Delaware Crossing LLC by NBLX.

(4)
For the six months ended June 30, 2019, proceeds related to the SW Reeves County, Texas asset divestiture. For the six months ended June 30, 2018, proceeds include $484 million from the sale of our 7.5% interest in Tamar field, $443 million from the sale of CONE Gathering LLC and CNX Midstream Partners common units and $383 million from the Gulf of Mexico asset divestiture.

(5)
For the six months ended June 30, 2019, proceeds related to the issuance of preferred equity by NBLX. As the preferred equity is redeemable, it is presented within the mezzanine section of our consolidated balance sheet. In addition, as the preferred equity is held by a third party, it is considered a redeemable noncontrolling interest.

(6)	As of the beginning of the periods presented, amounts include $2 million, $30 million, $3 million, and $38 million of restricted cash, respectively.

(7)	As of June 30, 2019 and June 30, 2018, amounts include $132 million and $0 million of restricted cash, respectively.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 2, 2019.

Schedule 3
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	June 30, 2019	December 31, 2018
Assets
Current Assets
Cash and Cash Equivalents	$470	$716
Accounts Receivable, Net	575	616
Other Current Assets	313	418
Total Current Assets	1,358	1,750
Net Property, Plant and Equipment	18,775	18,419
Other Noncurrent Assets	1,516	841
Total Assets	$21,649	$21,010
Liabilities, Mezzanine Equity and Shareholders' Equity
Current Liabilities
Accounts Payable - Trade	$1,313	$1,207
Other Current Liabilities	998	519
Total Current Liabilities	2,311	1,726
Long-Term Debt	6,866	6,574
Deferred Income Taxes	961	1,061
Other Noncurrent Liabilities	1,307	1,165
Total Liabilities	11,445	10,526
Total Mezzanine Equity (1)	100	—
Total Shareholders' Equity	9,029	9,426
Noncontrolling Interests (2)	1,075	1,058
Total Equity	10,104	10,484
Total Liabilities and Equity	$21,649	$21,010

(1)
Amount relates to preferred equity issued by Noble Midstream Partners LP (NBLX). As the preferred equity is redeemable, it is presented within the mezzanine section of our consolidated balance sheet. In addition, as the preferred equity is held by a third party, it is considered a redeemable noncontrolling interest.

(2)
The Company consolidates NBLX, a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 2, 2019.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Sales Volumes	2019	2018	2019	2018
Crude Oil and Condensate (MBbl/d)
United States Onshore	117	105	115	104
United States Gulf of Mexico	—	3	—	11
Equatorial Guinea	11	17	11	16
Equity Method Investee - Equatorial Guinea	2	2	2	2
Total (1)	130	127	128	133
Natural Gas Liquids (MBbl/d)
United States Onshore	64	61	62	62
United States Gulf of Mexico (2)	—	—	—	1
Equity Method Investee - Equatorial Guinea	4	5	4	5
Total	68	67	66	68
Natural Gas (MMcf/d)
United States Onshore	495	465	489	474
United States Gulf of Mexico	—	2	—	12
Israel	209	225	220	243
Equatorial Guinea	199	225	184	215
Total	903	917	893	944
Total Sales Volumes (MBoe/d)
United States Onshore	263	244	258	245
United States Gulf of Mexico	—	3	—	14
Israel	35	38	37	41
Equatorial Guinea	45	54	42	51
Equity Method Investee - Equatorial Guinea	6	7	6	7
Total Sales Volumes (MBoe/d)	349	346	343	358

Total Sales Volumes (MBoe)	31,733	31,527	62,108	64,799

Price Statistics - Realized Prices (3)
Crude Oil and Condensate ($/Bbl)
United States Onshore	$58.13	$64.62	$55.84	$63.08
United States Gulf of Mexico	—	66.80	—	64.87
Equatorial Guinea	66.61	72.79	63.74	70.65
Natural Gas Liquids ($/Bbl)
United States Onshore	$14.54	$24.39	$16.12	$24.93
United States Gulf of Mexico	—	36.87	—	30.00
Natural Gas ($/Mcf)
United States Onshore	$1.61	$2.29	$2.04	$2.45
United States Gulf of Mexico	—	3.19	—	3.50
Israel	5.53	5.46	5.55	5.47
Equatorial Guinea	0.27	0.27	0.27	0.27

(1)	Total includes a small amount of condensate from the Company’s offshore Israel assets.

(2)	For the three months ended June 30, 2018, U.S. Gulf of Mexico NGL sales volumes were less than 1 MBbl/d.

(3)
Average realized prices do not include gains or losses on commodity derivative instruments. For second quarter 2019 and 2018, including the impact of hedges settled in the period, the Company's U.S. onshore oil price was $58.13 and $59.17, E.G. oil price was $61.65 and $64.02, and U.S. onshore gas price was $1.77 and $2.31, respectively. For the six months ended 2019 and 2018, including the impact of hedges settled in the period, the Company's U.S. onshore oil price was $56.42 and $59.10, E.G. oil price was $59.97 and $63.69, and U.S. onshore gas price was $2.18 and $2.48, respectively.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net (Loss) Income Attributable to Noble Energy and Per Share (GAAP) to
Adjusted Net (Loss) Income Attributable to Noble Energy and Per Share (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP) should not be considered an alternative to, or more meaningful than, net (loss) income attributable to Noble Energy and per share (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain items affecting comparability (typically noncash and/or nonrecurring items) that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP) may be useful for comparison of earnings and per share to forecasts prepared by analysts and other third parties. However, our presentation of adjusted net (loss) income attributable to Noble Energy and per share (Non-GAAP), may not be comparable to similar measures of other companies in our industry.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net (Loss) Income Attributable to Noble Energy (GAAP)	$(10)	$(23)	$(323)	$531
Adjustments to Net (Loss) Income
Firm Transportation Exit Cost	—	—	92	—
Gain on Divestitures, Net	—	(78)	—	(666)
Asset Impairments	—	—	—	168
Loss on Investment in Tamar Petroleum Ltd., Net	—	11	—	40
(Gain) Loss on Commodity Derivative Instruments, Net of Cash Settlements	(59)	184	167	235
Other Adjustments	(4)	4	15	22
Total Adjustments Before Tax	(63)	121	274	(201)
Current Income Tax Effect of Adjustments (1)	4	(3)	1	94
Deferred Income Tax Effect of Adjustments (1)	20	(14)	(45)	(26)
Tax Reform Impact (2)	—	—	—	(145)
Adjusted Net (Loss) Income Attributable to Noble Energy (Non-GAAP)	$(49)	$81	$(93)	$253

Net (Loss) Income Attributable to Noble Energy Per Share, Basic and Diluted (GAAP)	$(0.02)	$(0.05)	$(0.68)	$1.09
Firm Transportation Exit Cost	—	—	0.20	—
Gain on Divestitures, Net	—	(0.15)	—	(1.36)
Asset Impairments	—	—	—	0.34
Loss on Investment in Tamar Petroleum Ltd., Net	—	0.02	—	0.08
(Gain) Loss on Commodity Derivative Instruments, Net of Cash Settlements	(0.12)	0.38	0.35	0.48
Other Adjustments	(0.01)	0.01	0.03	0.05
Current Income Tax Effect of Adjustments (1)	0.01	(0.01)	—	0.19
Deferred Income Tax Effect of Adjustments (1)	0.04	(0.03)	(0.09)	(0.05)
Tax Reform Impact (2)	—	—	—	(0.30)
Adjusted (Loss) Income Attributable to Noble Energy per Share, Diluted (Non-GAAP)	$(0.10)	$0.17	$(0.19)	$0.52

Weighted Average Number of Shares Outstanding, Basic	478	484	478	485
Weighted Average Number of Shares Outstanding, Diluted	478	486	478	487

(1)	Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities.

(2)
During first quarter 2018, we recorded a $145 million tax benefit as a result of the U.S. Department of the Treasury and the Internal Revenue Service intent to issue additional regulatory guidance associated with Tax Reform Legislation and the transition tax (toll tax).

Schedule 6
Noble Energy, Inc.
Reconciliation of Net (Loss) Income Including Noncontrolling Interests (GAAP)
to Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net (loss) income including noncontrolling interests (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain items affecting comparability (typically noncash and/or nonrecurring items) that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, Adjusted EBITDAX (Non-GAAP) may be useful for comparison to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX (Non-GAAP) may not be comparable to similar measures of other companies in our industry.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net (Loss) Income Including Noncontrolling Interests (GAAP)	$8	$(6)	$(281)	$568
Adjustments to Net (Loss) Income, After Tax (1)	(39)	104	230	(278)
Depreciation, Depletion and Amortization	528	465	1,036	933
Exploration Expense	33	29	57	64
Interest, Net of Amount Capitalized	63	73	129	146
Current Income Tax Expense (2)	17	26	36	39
Deferred Income Tax (Benefit) Expense (2)	(21)	7	(56)	23
Adjusted EBITDAX (Non-GAAP)	$589	$698	$1,151	$1,495

(1)	See Reconciliation of Net (Loss) Income Attributable to Noble Energy (GAAP) to Adjusted Net (Loss) Income Attributable to Noble Energy (Non-GAAP).

(2)	Represents remaining Income Tax Expense (Benefit) after reversal of Adjustments to Net (Loss) Income, After Tax, above.

Schedule 7
Noble Energy, Inc.
Capital Expenditures
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Organic Capital Expenditures, Attributable to Noble Energy (Accrual Based) (1)	$618	$857	$1,301	$1,634
Acquisition Capital Attributable to Noble Energy	4	9	43	13
Noble Midstream Partners Capital Expenditures (2)	29	78	58	423
Investment in Equity Method Investees (3)	144	—	415	—
Increase in Finance Lease Obligations	1	—	3	—
Total Reported Capital Expenditures (Accrual Based)	$796	$944	$1,820	$2,070

(1)	Organic capital expenditures include $23 million, $79 million, $60 million, and $192 million for midstream capital not funded by Noble Midstream Partners LP (NBLX) for the periods presented.

(2)	NBLX capital expenditures for the six months ended June 30, 2018 include $206 million related to the 100 percent acquisition of Saddle Butte Rockies Midstream, LLC.

(3)
Investment in equity method investees for the six months ended June 30, 2019 include primarily NBLX investments of $369 million in EPIC Y-Grade, LP and EPIC Crude Holdings, LP and $39 million in Delaware Crossing LLC.